Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, March 16, 2009 at 10:00 a.m. ET
Webcast / Replay URL:	www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800-734-4208 (no pass code required)

BALLANTYNE OF OMAHA REPORTS FISCAL YEAR 2008 RESULTS

OMAHA, Nebraska (March 16, 2009) Ballantyne of Omaha, Inc. (NYSE Amex: BTN), a provider of cinema equipment and services, today reported financial results for the fourth quarter (Q4) and year ended December 31, 2008.

Q4 2008 net revenues rose to $14.7 million, a 10.4% increase from net revenues of $13.3 million in Q4 2007, principally due to higher sales of digital projection equipment which amounted to $3.9 million during Q4 2008 compared to $1.7 million a year-ago.  The results also reflect the contribution of $2.7 million in sales from the Company’s cinema screen business, Strong/MDI Screen Systems, Inc. (Strong/MDI), compared to a partial quarter’s contribution of $0.9 million in the year-ago period.  Ballantyne acquired the Strong/MDI business in mid-October 2007.

Gross profit in Q4 2008 increased to $2.3 million, or 15.6% of net revenues, compared to Q4 2007’s gross profit of $2.2 million, or 16.3% of net revenues.  The decline in gross profit percentage reflects the impact of the ongoing digital transition from traditional analog equipment in the exhibition industry, the consequent decline in the traditional cinema manufacturing business, as well as lower margins from the Company’s cinema service subsidiary, Strong Technical Services (STS).

During the fourth quarter of 2008, Ballantyne recorded a non-cash goodwill impairment charge of $2.3 million ($1.8 million after-tax), eliminating all remaining goodwill on Ballantyne’s balance sheet.  The impairment was the result of a decrease in the market price of the Company’s common stock and the transition from analog to digital technology that the Company is currently executing.  Despite the non-cash impairment charge, Ballantyne’s balance sheet and cash position remain sound, with no debt outstanding and over $11 million in cash and equivalents.

SG&A, excluding the $2.3 million goodwill impairment charge, increased to $2.8 million in Q4 2008, compared to SG&A of $2.7 million in Q4 2007, yet declined as a percentage of revenue to 19.1% in Q4 2008 from 20.3% in Q4 2007.

As a result of the above factors and in particular the after-tax goodwill impairment charge of $1.8 million, Ballantyne reported a Q4 2008 net loss of $2.0 million, or ($0.14) per share, compared to a Q4 2007 net loss of approximately $0.3 million, or ($0.02) per share.  Per share results for the fourth quarters of 2008 and 2007 are based on a weighted average number of shares outstanding of 13,975,628 and 13,854,291 respectively.

For the full year 2008, net revenues rose 6.5% to $54.8 million from net revenues of $51.5 million in 2007.  The increase reflects higher demand for digital projection equipment where sales rose to $12.6 million, from $4.2 million in 2007, as well as the benefit of Strong/MDI which contributed revenue of $6.4 million in 2008, compared to a partial year’s contribution of $0.9 million in 2007.  Reflecting the transition to digital cinema, sales of film-based products declined by $9.6 million to $28.2 million in 2008.

Gross profit in 2008 declined to $8.8 million, or 16.0% of net revenues, from $9.5 million, or 18.4% of net revenues, in 2007.  The decline in gross profit margin reflects an increase in lower margin digital equipment sales, higher manufacturing costs of legacy film products, as well as lower margins from the Company’s cinema service subsidiary.  Results for 2008 and 2007 also reflect non-cash goodwill impairment charges of $2.3 million and $0.6 million, respectively.

Ballantyne’s net loss in 2008, including the after-tax goodwill impairment charge of $1.8 million, amounted to $2.7 million, or ($0.19) per share, compared to net income of approximately $0.2 million, or $0.02 per diluted share, in 2007.  Per share results for 2008 and 2007 are based on a weighted average number of diluted shares outstanding of 13,914,743 and 14,094,927, respectively.

During the fourth quarter, Ballantyne’s Board of Directors authorized the repurchase of up to $1 million of the Company’s common stock.  Ballantyne repurchased 42,177 shares under this authorization during the quarter at a weighted average cost of $1.59 per share, for a total cost of $67,226.

Balance Sheet Update:

Ballantyne’s cash and cash equivalents rose to $11.4 million as of December 31, 2008, from $6.4 million at September 30, 2008 and $4.2 million at December 31, 2007 due in part to $4.4 million of operating cash flow generated during 2008.  At December 31, 2008

Ballantyne also had $8.9 million (net of a pretax $1.1 temporary impairment charge) in AAA-rated Auction Rate Securities (ARS) on its balance sheet.  Ballantyne was able to liquidate approximately $1.7 million of its ARS at par for cash during Q4 2008 for a total of $3.0 million in ARS liquidations for the full year.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Our 2008 sales reflect increases across all our businesses that provide digital cinema products and services.  Of particular note, our digital cinema division’s sales increased over 200% from the prior year.  Coupled with the recently announced sale of 100 digital projectors to China Film Group in 2009, Ballantyne is making steady process in expanding our digital cinema footprint, and we are eagerly awaiting the accelerated rollout of digital cinema.

“As we look forward to the long awaited large-scale rollout of digital cinema technology, we continue to remain focused on our customers and their needs, as well as in ‘right-sizing’ our overhead to match the expected demands of our evolving business.  As part of that effort, during the first quarter of 2009, we trimmed our global staffing by 10%, largely at our Omaha facility.  The headcount reductions we implemented should yield annualized savings of approximately $900,000.  Given our product and services mix, and a talented team of professionals and staff, we believe Ballantyne/Strong is well positioned to participate in a meaningful way in the exhibition industry’s unprecedented technology conversion.”

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net revenues	$14,665,176	$13,279,415	$54,814,561	$51,485,864
Cost of revenues	12,377,520	11,116,684	46,021,049	42,030,270
Gross profit	2,287,656	2,162,731	8,793,512	9,455,594

Selling, general & administrative expenses:
Selling	962,153	890,745	3,327,967	3,170,367
General & administrative	1,837,320	1,807,175	7,487,172	6,147,004
Goodwill impairment	2,314,282	—	2,314,282	639,466
Total SG&A expenses	5,113,755	2,697,920	13,129,421	9,956,837

Gain on transfer of assets	—	—	—	234,557
Gain (loss) on disposal of assets, net	(6,262)	(13,098)	17,236	(24,102)
Gain (loss) on sale of business assets	—	(142,284)	258,170	(142,284)
Loss from operations	(2,832,361)	(690,571)	(4,060,503)	(433,072)

Other income (expense), net	199,382	20,907	320,530	(90,920)
Loss before interest and taxes	(2,632,979)	(669,664)	(3,739,973)	(523,992)

Interest income	110,599	160,525	513,990	797,073
Interest expense	(8,934)	(6,252)	(35,437)	(36,937)
Net interest income	101,665	154,273	478,553	760,136

Equity in loss of joint venture	(221,082)	(92,569)	(683,311)	(245,703)
Loss before income taxes	(2,752,396)	(607,960)	(3,944,731)	(9,559)
Income tax benefit	763,982	331,880	1,241,152	237,690
Net income (loss)	$(1,988,414)	$(276,080)	$(2,703,579)	$228,131

Earnings (loss) per share
Basic	$(0.14)	$(0.02)	$(0.19)	$0.02
Diluted	$(0.14)	$(0.02)	$(0.19)	$0.02

Weighted average shares outstanding:
Basic	13,975,628	13,854,291	13,914,743	13,817,802
Diluted	13,975,628	13,854,291	13,914,743	14,094,927

- tables follow -

Selected Balance Sheet Items (unaudited):

	Dec. 31, 2008	Dec. 31, 2007

Cash and cash equivalents	$11,424,984	$4,220,355
Restricted cash	701,498	1,191,747
Accounts receivable, net	7,038,258	7,841,348
Inventories, net	9,476,687	9,883,555
Long-term investments in securities, net	8,883,420	13,000,000
Total current liabilities	10,960,830	9,898,601
Total stockholders’ equity	$39,123,846	$43,041,698

Selected Cash Flow Statement Items (unaudited):

	Twelve Months Ended December 31,
	2008	2007

Net income (loss)	$(2,703,579)	$228,131
Depreciation and amortization	2,338,209	2,151,530
Goodwill impairment	2,314,282	639,466
Equity in loss in Digital Link II Joint Venture	683,311	245,703
Gain (loss) on sale of business	(258,170)	142,284
Gain (loss) on disposal of fixed assets	(17,236)	24,102
Net cash provided by (used in) operating activities	4,353,589	(1,841,309)
Capital expenditures	(818,626)	(613,410)
Net cash provided by investing activities	2,814,846	3,092,719
Net cash provided by financing activities	256,994	341,895
Net increase in cash & cash equivalents	7,204,629	1,597,701
Cash & cash equivalents at beginning of period	4,220,355	2,622,654
Cash & cash equivalents at end of period	$11,424,984	$4,220,355

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy Velez
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com